Exhibit 99.1
FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC. REPORTS THIRD QUARTER 2018 RESULTS

•	Third quarter comparable store sales increase of 3.9%

•	40% increase in third quarter diluted earnings per share to $4.50

•	Year-to-date net cash provided by operating activities increased 23%

Springfield, MO, October 24, 2018 – O’Reilly Automotive, Inc. (the “Company” or “O’Reilly”) (Nasdaq: ORLY), a leading retailer in the automotive aftermarket industry, today announced record revenues and earnings for its third quarter ended September 30, 2018.

3rd Quarter Financial Results
Greg Johnson, O’Reilly’s CEO and Co-President, commented, “We are pleased to report another profitable quarter, driven by Team O’Reilly’s commitment to providing excellent service to every customer.  Our third quarter comparable store sales increase of 3.9% was at the top end of our guidance range and is a testament to the hard work and dedication of our Team.  As a reminder, our third quarter comparable store sales results include approximately 50 basis points of headwind from one additional Sunday this year, which is our lowest volume day.  Our Team’s continued focus on profitable growth generated a solid 5% increase in third quarter operating profit dollars and a 40% increase in third quarter diluted earnings per share to $4.50, and I would like to thank our Team Members for their continued hard work, dedication and relentless focus on providing consistently excellent service to our customers.”

Sales for the third quarter ended September 30, 2018, increased $143 million, or 6%, to $2.48 billion from $2.34 billion for the same period one year ago. Gross profit for the third quarter increased 7% to $1.32 billion (or 53.0% of sales) from $1.23 billion (or 52.6% of sales) for the same period one year ago. Selling, general and administrative expenses (“SG&A”) for the third quarter increased 8% to $831 million (or 33.5% of sales) from $768 million (or 32.8% of sales) for the same period one year ago. Operating income for the third quarter increased 5% to $485 million (or 19.5% of sales) from $462 million (or 19.7% of sales) for the same period one year ago.

Net income for the third quarter ended September 30, 2018, increased $82 million, or 29%, to $366 million (or 14.7% of sales) from $284 million (or 12.1% of sales) for the same period one year ago. Diluted earnings per common share for the third quarter increased 40% to $4.50 on 81 million shares versus $3.22 on 88 million shares for the same period one year ago.

Year-to-Date Financial Results
Mr. Johnson continued, “During the third quarter, we opened 43 net, new stores, which brings our year-to-date store openings to 171 net, new stores across 33 states, and we are well positioned to achieve our target of 200 net, new stores for 2018.  We continue to be pleased with the performance of our new stores and remain very confident in our opportunities to profitably grow in both existing and new market areas.  Based on solid industry demand drivers and our confidence in the ability of our store Teams to continue to take market share, we are establishing a target range of 200 to 210 net, new store openings for 2019, supported by our industry-leading distribution network and best-in-class parts availability.”

Sales for the first nine months of 2018 increased $435 million, or 6%, to $7.22 billion from $6.79 billion for the same period one year ago. Gross profit for the first nine months of 2018 increased 7% to $3.81 billion (or 52.7% of sales) from $3.56 billion (or 52.5% of sales) for the same period one year ago. SG&A for the first nine months of 2018 increased 8% to $2.42 billion (or 33.5% of sales) from $2.24 billion (or 33.0% of sales) for the same period one year ago. Operating income for the first nine months of 2018 increased 5% to $1.39 billion (or 19.2% of sales) from $1.32 billion (or 19.5% of sales) for the same period one year ago.

Net income for the first nine months of 2018 increased $193 million, or 23%, to $1.02 billion (or 14.2% of sales) from $831 million (or 12.3% of sales) for the same period one year ago. Diluted earnings per common share for the first nine months of 2018 increased 35% to $12.36 on 83 million shares versus $9.15 on 91 million shares for the same period one year ago.

Share Repurchase Program
During the third quarter ended September 30, 2018, the Company repurchased 0.9 million shares of its common stock, at an average price per share of $306.22, for a total investment of $285 million. During the first nine months ended September 30, 2018, the Company repurchased 4.7 million shares of its common stock, at an average price per share of $266.48, for a total investment of $1.25 billion. Subsequent to the end of the third quarter and through the date of this release, the Company repurchased an additional 0.2 million shares of its common stock, at an average price per share of $340.76, for a total investment of $68 million. The Company has repurchased a total of 71.1 million shares of its common stock under its share repurchase program since the inception of the program in January of 2011 and through the date of this release, at an average price of $145.53, for a total aggregate investment of $10.35 billion. As of the date of this release, the Company had approximately $396 million remaining under its current share repurchase authorization.

3rd Quarter Comparable Store Sales Results
Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores and sales to Team Members. Online sales, resulting from ship-to-home orders and pick-up-in-store orders, for stores open at least one year, are included in the comparable store sales calculation. Comparable store sales increased 3.9% for the third quarter ended September 30, 2018, on top of 1.8% for the same period one year ago. Comparable store sales increased 4.0% for the nine months ended September 30, 2018, on top of 1.5% for the same period one year ago.

4th Quarter and Updated Full-Year 2018 Guidance
The table below outlines the Company’s guidance for selected fourth quarter and updated full-year 2018 financial data:

	For the Three Months Ending December 31, 2018	For the Year Ending December 31, 2018
Comparable store sales	2% to 4%	3% to 4%
Total revenue		$9.4 billion to $9.6 billion
Gross profit as a percentage of sales		52.5% to 53.0%
Operating income as a percentage of sales		18.5% to 19.0%
Effective income tax rate		21% to 22%
Diluted earnings per share (1)	$3.60 to $3.70	$15.95 to $16.05
Net cash provided by operating activities		$1.62 billion to $1.76 billion
Capital expenditures		$490 million to $520 million
Free cash flow (2)		$1.1 billion to $1.2 billion

(1)	Weighted-average shares outstanding, assuming dilution, used in the denominator of this calculation, includes share repurchases made by the Company through the date of this release.

(2)
Free cash flow is a non-GAAP financial measure. The table below reconciles Free cash flow guidance to Net cash provided by operating activities guidance, the most directly comparable GAAP financial measure:

(in millions)		For the Year Ending December 31, 2018
Net cash provided by operating activities		$1,620	to	$1,760
Less:	Capital expenditures	490	to	520
	Excess tax benefit from share-based compensation payments	30	to	40
Free cash flow		$1,100	to	$1,200

Non-GAAP Information
This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). These items include adjusted debt to earnings before interest, taxes, depreciation, amortization, share-based compensation and rent (“EBITDAR”) and free cash flow. The Company does not, nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of adjusted debt to EBITDAR and free cash flow provide meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company has included a reconciliation of this additional information to the most comparable GAAP measure in the table above and the selected financial information below.

Earnings Conference Call Information
The Company will host a conference call on Thursday, October 25, 2018, at 10:00 a.m. Central Time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s website at www.OReillyAuto.com by clicking on “Investor Relations” and then “News Room.” Interested analysts are invited to join the call. The dial-in number for the call is (847) 619-6396; the conference call identification number is 47646960. A replay of the conference call will be available on the Company’s website through Thursday, October 24, 2019.

About O’Reilly Automotive, Inc.
O’Reilly Automotive, Inc. was founded in 1957 by the O’Reilly family and is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional service provider markets. Visit the Company’s website at www.OReillyAuto.com for additional information about O’Reilly, including access to online shopping and current promotions, store locations, hours and services, employment opportunities and other programs. As of September 30, 2018, the Company operated 5,190 stores in 47 states.

Forward-Looking Statements
The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “estimate,” “may,” “could,” “will,” “believe,” “expect,” “would,” “consider,” “should,” “anticipate,” “project,” “plan,” “intend” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing, among other things, expected growth, store development, integration and expansion strategy, business strategies, the impact of the U.S. Tax Cuts and Jobs Act, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, the economy in general, inflation, product demand, the market for auto parts, competition, weather, risks associated with the performance of acquired businesses, our ability to hire and retain qualified employees, consumer debt levels, our increased debt levels, credit ratings on public debt, governmental regulations, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2017, for additional factors that could materially affect the Company’s financial performance. Forward-looking statements speak only as of the date they were made and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information contact:	Investor & Media Contact
Mark Merz (417) 829-5878

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	September 30, 2018	September 30, 2017	December 31, 2017
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$40,019	$37,287	$46,348
Accounts receivable, net	242,692	219,631	216,251
Amounts receivable from suppliers	83,237	79,491	76,236
Inventory	3,139,621	2,987,592	3,009,800
Other current assets	54,462	34,480	49,037
Total current assets	3,560,031	3,358,481	3,397,672

Property and equipment, at cost	5,512,325	5,114,804	5,191,135
Less: accumulated depreciation and amortization	2,010,392	1,822,123	1,847,329
Net property and equipment	3,501,933	3,292,681	3,343,806

Goodwill	789,178	787,210	789,058
Other assets, net	43,572	40,956	41,349
Total assets	$7,894,714	$7,479,328	$7,571,885

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,384,098	$3,154,250	$3,190,029
Self-insurance reserves	75,440	72,223	71,695
Accrued payroll	89,721	80,953	77,147
Accrued benefits and withholdings	83,113	65,574	69,308
Income taxes payable	—	6,175	—
Other current liabilities	272,709	249,325	239,187
Total current liabilities	3,905,081	3,628,500	3,647,366

Long-term debt	3,174,327	2,900,816	2,978,390
Deferred income taxes	102,640	131,847	85,406
Other liabilities	214,287	203,986	207,677

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares –
80,345,665 as of September 30, 2018,
85,338,294 as of September 30, 2017, and
84,302,187 as of December 31, 2017	803	853	843
Additional paid-in capital	1,265,827	1,267,810	1,265,043
Retained deficit	(768,251)	(654,484)	(612,840)
Total shareholders’ equity	498,379	614,179	653,046

Total liabilities and shareholders’ equity	$7,894,714	$7,479,328	$7,571,885
Note: The balance sheet at December 31, 2017, has been derived from the audited consolidated financial statements at that date but does not include all of the information and footnotes required by United States generally accepted accounting principles for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Sales	$2,482,717	$2,339,830	$7,221,471	$6,786,918
Cost of goods sold, including warehouse and distribution expenses	1,166,962	1,109,536	3,415,820	3,225,415
Gross profit	1,315,755	1,230,294	3,805,651	3,561,503

Selling, general and administrative expenses	830,607	768,331	2,418,507	2,238,938
Operating income	485,148	461,963	1,387,144	1,322,565

Other income (expense):
Interest expense	(31,582)	(24,324)	(90,661)	(64,555)
Interest income	669	592	1,838	1,768
Other, net	1,416	1,299	2,609	1,302
Total other expense	(29,497)	(22,433)	(86,214)	(61,485)

Income before income taxes	455,651	439,530	1,300,930	1,261,080
Provision for income taxes	89,500	155,796	276,800	429,591
Net income	$366,151	$283,734	$1,024,130	$831,489

Earnings per share-basic:
Earnings per share	$4.54	$3.26	$12.50	$9.28
Weighted-average common shares outstanding – basic	80,593	86,947	81,939	89,641

Earnings per share-assuming dilution:
Earnings per share	$4.50	$3.22	$12.36	$9.15
Weighted-average common shares outstanding – assuming dilution	81,410	88,025	82,841	90,869

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	For the Nine Months Ended September 30,
	2018	2017

Operating activities:
Net income	$1,024,130	$831,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property, equipment and intangibles	193,318	173,500
Amortization of debt discount and issuance costs	2,557	2,078
Deferred income taxes	17,234	41,848
Share-based compensation programs	15,144	14,835
Other	6,304	8,174
Changes in operating assets and liabilities:
Accounts receivable	(32,799)	(28,761)
Inventory	(129,214)	(208,338)
Accounts payable	194,069	217,486
Income taxes payable	4,460	32,124
Other	46,816	2,984
Net cash provided by operating activities	1,342,019	1,087,419

Investing activities:
Purchases of property and equipment	(350,461)	(347,756)
Proceeds from sale of property and equipment	3,353	1,906
Other	(716)	(2,072)
Net cash used in investing activities	(347,824)	(347,922)

Financing activities:
Proceeds from borrowings on revolving credit facility	1,745,000	2,487,000
Payments on revolving credit facility	(2,046,000)	(2,218,000)
Proceeds from the issuance of long-term debt	498,660	748,800
Payment of debt issuance costs	(3,923)	(7,490)
Repurchases of common stock	(1,251,060)	(1,893,148)
Net proceeds from issuance of common stock	58,955	34,186
Other	(2,156)	(156)
Net cash used in financing activities	(1,000,524)	(848,808)

Net decrease in cash and cash equivalents	(6,329)	(109,311)
Cash and cash equivalents at beginning of the period	46,348	146,598
Cash and cash equivalents at end of the period	$40,019	$37,287

Supplemental disclosures of cash flow information:
Income taxes paid	$256,949	$359,838
Interest paid, net of capitalized interest	102,025	72,252

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(Unaudited)

		For the Twelve Months Ended September 30,
Adjusted Debt to EBITDAR:		2018	2017
(In thousands, except adjusted debt to EBITDAR ratio)
GAAP debt		$3,174,327	$2,900,816
Add:	Letters of credit	36,984	41,258
	Discount on senior notes	4,498	3,894
	Debt issuance costs	16,175	14,290
	Six-times rent expense	1,876,758	1,770,498
Adjusted debt		$5,108,742	$4,730,756

GAAP net income		$1,326,445	$1,077,519
Add:	Interest expense	117,455	83,258
	Provision for income taxes	351,209	574,491
	Depreciation and amortization	253,663	229,919
	Share-based compensation expense	19,710	19,323
	Rent expense	312,793	295,083
EBITDAR		$2,381,275	$2,279,593

Adjusted debt to EBITDAR		2.15	2.08

	September 30,
	2018	2017
Selected Balance Sheet Ratios:
Inventory turnover (1)	1.4	1.5
Average inventory per store (in thousands) (2)	$605	$599
Accounts payable to inventory (3)	107.8%	105.6%
Return on assets (4)	17.2%	14.7%

		For the Three Months Ended September 30,		For the Nine Months Ended September 30,
		2018	2017	2018	2017
Reconciliation of Free Cash Flow (in thousands):
Net cash provided by operating activities		$466,786	$376,912	$1,342,019	$1,087,419
Less:	Capital expenditures	126,344	120,250	350,461	347,756
	Excess tax benefit from share-based compensation payments	13,366	2,803	32,974	35,282
Free cash flow		$327,076	$253,859	$958,584	$704,381

Store and Team Member Information:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,		For the Twelve Months Ended September 30,
	2018	2017	2018	2017	2018	2017
Beginning store count	5,147	4,934	5,019	4,829	4,984	4,712
New stores opened	45	52	177	162	213	232
Stores acquired	—	—	—	—	—	48
Stores closed	(2)	(2)	(6)	(7)	(7)	(8)
Ending store count	5,190	4,984	5,190	4,984	5,190	4,984

	For the Three Months Ended September 30,		For the Twelve Months Ended September 30,
	2018	2017	2018	2017
Total employment	80,158	75,809
Square footage (in thousands)	38,166	36,340
Sales per weighted-average square foot (5)	$65.02	$64.37	$250.71	$248.82
Sales per weighted-average store (in thousands) (6)	$477	$469	$1,836	$1,811

(1)    Calculated as cost of goods sold for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the denominator.

(2) Calculated as inventory divided by store count at the end of the reported period.
(3) Calculated as accounts payable divided by inventory.
(4)    Calculated as net income for the last 12 months divided by average total assets. Average total assets is calculated as the average of total assets for the trailing four quarters used in determining the denominator.

(5)    Calculated as sales less jobber sales, divided by weighted-average square footage. Weighted-average square footage is determined by weighting store square footage based on the approximate dates of store openings, acquisitions, expansions or closures.

(6)    Calculated as sales less jobber sales, divided by weighted-average stores. Weighted-average stores is determined by weighting stores based on their approximate dates of openings, acquisitions or closures.